Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 12, 2013 with respect to the audited consolidated balance sheets of Oro East Mining Inc. (An Exploration Stage Company) as of December 31, 2012 and 2011and the related consolidated statements of expenses and comprehensive loss, changes in stockholders' deficit, and cash flows for the years then ended and from February 15, 2008 (inception) through December 31, 2012.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

May 10, 2013